Exhibit 10.1

SENIOR ADVISOR AGREEMENT

This Senior Advisor Agreement (this “Agreement”) is hereby entered into by and among Rush Administrative Services, Inc. (the “Company”), Rush Enterprises, Inc. (“Rush Enterprises”), and Michael J. McRoberts (“Employee”), effective as of the 1st day of November, 2024 (the “Effective Date”),

RECITALS

WHEREAS, Employee is currently employed by the Company as the Chief Operating Officer of Rush Enterprises and also serves as a member of the Board of Directors of Rush Enterprises (the “Board”);

WHEREAS, Employee is stepping down as Chief Operating Officer effective as of the Effective Date;

WHEREAS, Employee will continue to be employed by the Company as a Senior Advisor from the Effective Date until the Separation Date (as defined herein) subject and pursuant to the terms of this Agreement;

WHEREAS, as a condition to this Agreement, this Agreement contains a general release of claims that Employee may have against the Company, Rush Enterprises, and their respective subsidiaries and affiliated companies (collectively, the “Rush Group”); and

WHEREAS, the parties intend for this Agreement to supersede any and all prior agreements that Employee has with any member of the Rush Group relating to the terms and conditions of his employment with the Rush Group following the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.    Employment Status. Employee hereby acknowledges and agrees that his resignation/termination as an officer of any member of the Rush Group will become effective as of the end of the day on the Effective Date. Employee further acknowledges and agrees that his termination from service as an employee of the Company and from each other position (as a service provider or otherwise) with any member of the Rush Group will become effective as of the Separation Date (as defined herein). The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Rush Group, except as otherwise provided herein. The terms and conditions set forth herein shall exclusively govern Employee’s continued employment with the Company from and after the Effective Date. For avoidance of doubt, nothing in this Agreement shall be construed as requiring Employee to resign from the Board of Rush Enterprises, Inc. on the Effective Date or the Separation Date.

Section 2.    Employment Term. Employee’s continuing employment with the Company hereunder shall commence on the Effective Date and continue until the earliest of: (a) the date that is thirty (30) days following written notice of termination given by the Company to Employee; (b) the date that is thirty (30) days following written notice of termination given by Employee to the Company; (c) the date of Employee’s death; or (d) the termination date mutually agreed to between the Company and Employee. The date on which this Agreement terminates is referred to herein as the “Separation Date.” The period that begins on the Effective Date and ends on the Separation Date is herein referred to as the “Employment Term.”

Section 3.    Position; Duties. During the Employment Term, Employee will continue to be employed by the Company as Senior Advisor subject to the terms of this Agreement. Executive’s duties during the Employment Term shall include such duties as may be prescribed from time to time by the Chairman of the Board. Employee shall comply with all Company policies in respect of his employment hereunder.

Section 4.    Compensation and Benefits. In further consideration for this Agreement and subject to Executive’s non-revocation of the release described in Section 7, Employee shall be entitled to the following compensation and benefits, which Employee agrees exceed the compensation and benefits to which he would be entitled absent Employee’s agreement to the covenants, conditions, and terms set forth in this Agreement:

(a)    Base Salary. During the portion of the Employment Term that begins on the Effective Date and ends on December 31, 2024, Employee will continue to receive his current annualized base salary of $624,700, payable in monthly or bi-monthly installments in accordance with the Company’s regular payroll practices. From and after January 1, 2025, Employee’s will receive an annualized base salary of $800,000, payable in monthly or bi-monthly installments in accordance with the Company’s regular payroll practices.

(b)    Benefits. During the Employment Term, Employee will (i) continue to accrue benefits under all employee benefit and retirement plans of the Rush Group based on his position as of the Effective Date, (ii) continue to vest during the Employment Term in all outstanding unvested equity awards held by Employee as of the Effective date, and (iii) participate in the health insurance and other welfare benefit plans of the Rush Group in which he currently participates; provided, however, that (x) Employee’s participation in the Rush Enterprises, Inc. Executive Transition Plan (the “ETP”) shall terminate on the Effective Date, and Employee hereby expressly and irrevocably waives any required notice to terminate his participation in the ETP, and (y) Employee shall not be entitled to receive any equity or equity-based awards after the Effective Date or any short-term or long-term incentive compensation, except as provided in Sections 4(c) or (d) below.

(c)    2024 Bonus and Equity Awards. Employee will remain eligible to receive a bonus payout under the 2024 annual bonus program for executive officers based on his position just prior to the Effective Date, payable when such bonuses are paid to executive officers of Rush Enterprises. Employee will also remain eligible to receive Stock Options and Restricted Stock Awards when such equity grants are awarded to executive officers of Rush Enterprises in March 2025 as if he were still an officer of Rush Enterprises.

(d)    Annual Restricted Stock Awards. For each calendar year during the Employment Term, beginning with the 2025 calendar year, Employee will be entitled to receive $250,000 in Restricted Stock Awards, on or about March 15 of the following year. Such Restricted Stock Awards will be valued on the same date as the awards of executive officers of Rush Enterprises and will be subject to the same vesting periods and requirements applicable to the awards to executive officers of Rush Enterprises. Should Employee’s employment terminate prior to the end of the calendar year, Employee’s Restricted Stock Awards payable the following March will be prorated.

Section 5.    Separation Payments and Benefits.

(a)    Accrued Amounts. Following the Separation Date, Employee will be paid or provided all accrued but unpaid base salary and approved unreimbursed business expenses through the Separation Date, if any. In addition, Employee shall be entitled to all benefits accrued up to the Separation Date, to the extent vested, under all employee benefit or bonus plans of the Rush Group in which Employee participates (except for any plan that provides for severance pay or termination benefits) in accordance with the terms of such plans, and any other amounts required to be paid pursuant to applicable law. For the avoidance of doubt, following the date on which Employee’s coverage under the group health plan would otherwise terminate, Employee shall be entitled to enroll in COBRA continuation coverage under the Company’s group health plan, as provided under applicable law, at his expense or, if eligible under the terms of such plan, the retiree medical health plan. Information about electing COBRA coverage will be provided to Employee in connection with his separation from service in accordance with the Company’s customary practices.

(b)    Equity Plans. Treatment of Employee’s stock options and restricted stock awards upon Employee’s termination of employment (including any Annual Restricted Stock Awards) will be governed by the terms of the applicable Company stock incentive plan and award documentation.

Section 6.    Acknowledgment. Employee acknowledges that Employee would not otherwise be entitled to the compensation and benefits set forth above were it not for Employee’s covenants, promises, and releases set forth in this Agreement. Employee further acknowledges and agrees that he has received all wages and other compensation or remuneration of any kind due or owed from the Company and the other members of the Rush Group, including but not limited to all bonuses, advances, vacation pay, expense reimbursement, severance pay, and any other incentive-based compensation to which Employee was or may become entitled or eligible. Employee further acknowledges that he has no right or guarantee to future employment with the Rush Group following the Separation Date.

Section 7.    Release and Waiver of Claims.

(a)    Definitions. As used in this Agreement, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)    Release. In consideration of the payments and benefits described in this Agreement, to which Employee agrees that Employee is not entitled unless he executes this Release and the Release Affirmation, and unless it becomes effective in accordance with the terms hereof, Employee, for and on behalf of himself and his heirs, successors, and assigns (collectively, the “Releasors”), subject to the last sentence of this Section 7(b), hereby waives and releases all common law, statutory, and other complaints, claims, charges, and causes of action of any kind whatsoever, whether presently known or unknown, in law or in equity, that Employee ever had, now has, or may have against the Company, Rush Enterprises, any other member of the Rush Group, and each of their respective stockholders, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official capacities), employee benefit plans and their administrators and fiduciaries (in their official capacities), representatives, or agents, or any of their affiliates, successors, or assigns (collectively, the “Releasees”), by reason of facts or omissions that have occurred on or prior to the date that Employee signs this Agreement, including, without limitation, any complaint, claim, charge, or cause of action arising out of Employee’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local, or foreign laws pertaining to employment, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act; Section 503 of the Rehabilitation Act of 1973, the Fair Labor Standards Act (including the Equal Pay Act), the California Labor Code, the Employment Retirement Security Act, the California Family Rights Act, the Family Medical Leave Act, the California Wage Orders, the California Occupational Safety and Health Act, or the Federal equivalent, the Age Discrimination in Employment Act of 1967, all as amended, or any other federal, state, local, or foreign laws relating to discrimination on the basis of age, sex, or other protected class, all claims under federal, state, local, or foreign laws for express or implied breach of contract, wrongful discharge, defamation, or intentional infliction of emotional distress, and all related claims for attorneys’ fees and costs. Except with respect to Unreleased Claims (as defined herein), Employee agrees that the foregoing release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Releasors. Employee acknowledges that he intends to waive and release all rights, known or unknown, that he may have against the Releasees under these or any other laws; provided, that expressly excluded from this release are (i) any claim to enforce any rights Employee has under this Agreement, including the right to any payment under this Agreement, (ii) rights that cannot be released as a matter of law, (iii) any rights to indemnification by the Rush Group, and (iv) any vested rights and benefits with respect to the Company’s compensation and benefit plans (collectively, the “Unreleased Claims”).

(c)    No Claims. Employee acknowledges and agrees that as of the date he executes this Agreement, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws waived in the preceding paragraph.

(d)    Acknowledgement of Full and Final Release. Employee acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 7.

(e)    Release Affirmation. Employee acknowledges and agrees that he must also execute and deliver to the Company the Release Affirmation, which contains a bring-down of Employee’s release of claims set forth in this Section 7 as it relates to claims arising through the date on which the Release Affirmation is executed, as well as a release of claims under the Age Discrimination in Employment Act, a law that prohibits discrimination on the basis of age.

(f)    Waiver of Civil Code section 1542. Employee confirms that it is his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees, and costs herein above released that can be confidentially settled under California law, known or unknown. Accordingly, Employee expressly waives and relinquishes all his respective rights and benefits, if any, arising under the provisions of California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 8.    Knowing and Voluntary Waiver.

Employee expressly acknowledges and agrees that he —

(a)    is able to read the language, and understand the meaning and effect, of this Agreement;

(b)    has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)    is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the payment and benefits provided by this Agreement, which it has agreed to provide him because of his agreement to accept them in full settlement of all possible claims that he is releasing hereunder;

(d)    acknowledges that, but for his timely execution and non-revocation of this Agreement and the Release Affirmation, he would not be entitled to the payment and benefits provided by this Agreement;

(e)    had or could have had at least twenty-one (21) days during which to review and consider this Agreement, and that if he executes this Agreement prior to the expiration of such review period, he has voluntarily and knowingly waived the remainder of the review period;

(f)    was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(g)    has signed this Agreement knowingly and voluntarily.

Section 9.    No Suit. Employee represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, Employee has filed or files such a complaint, charge, or lawsuit, Employee agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom Employee has filed such a complaint, charge, or lawsuit.

Section 10.    Employee Covenants. In exchange for the consideration given to Employee by the Company and Rush Enterprises as described in this Agreement, and as a material inducement to the Company and Rush Enterprises to enter into this Agreement and to grant the compensation and other benefits set forth in Section 4 hereof and provide Employee continuing access to Secret and Confidential Information (as defined below), Employee hereby covenants and agrees to the provisions of this Section 10.

(a)    Non-Competition. During the Employment Term and for a one year period following the Separation Date (collectively, the “Restricted Period”), Employee shall not, without the prior written consent of the Company, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant joint venture, investor or in any other capacity, engage in or own, manage, operate or control or participate in the ownership, management, operation or control of any entity which engages in the sale, servicing, up-fitting, renting, leasing, insuring or financing of new Class 3 through 8 trucks or parts for such trucks in the United States; provided, however, that the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than one percent of any class of publicly traded securities of any entity which conducts such business, so long as Employee does not participate in any way in the management, operation or control of such entity.

(b)    Non-Solicitation. During the Restricted Period, Employee shall not, without the prior written consent of the Company: (i) recruit, induce or solicit any employee or officer, directly or indirectly, of any member of the Rush Group for employment or for retention as a consultant or service provider; (ii) hire or participate (with another person or entity) in the process of hiring (other than for the Company) any person who is then an employee or officer of any member of the Rush Group, or provide names or other information about any employees of the Rush Group to any person or entity, directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring; (iii) interfere, directly or indirectly, with the relationship of any member of the Rush Group with any of its employees, agents, or representatives; (iv) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client or customer of any member of the Rush Group (1) to cease being, or not to become, a customer of the Rush Group, or (2) to divert any business of such customer from the Rush Group; or (v) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between any member of the Rush Group and any of its customers, clients, suppliers, consultants, employees, agents, or representatives.

(c)    Confidentiality.

(1)    The Company has furnished and shall continue to furnish Secret and Confidential Information to Employee. “Secret and Confidential Information” includes, without limitation, the Rush Group’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Employee alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Rush Group’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Rush Group requires to be maintained in confidence for the Rush Group’s continued business success.

(2)    Employee shall not, during the Employment Term or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Chairman of the Board of Rush Enterprises.

(3)    Upon the termination Employee’s employment with the Company, for any reason whatsoever, Employee shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to the business of any member of the Rush Group, in Employee’s possession, whether prepared by Employee or others. If at any time after the termination of employment, Employee determines that he has any Secret and Confidential Information in his possession or control, Employee shall immediately return to the Company all such Secret and Confidential Information in Employee’s possession or control, including all copies and portions thereof.

(d)    Non-Disparagement. Employee agrees that, at all times following the signing of this Agreement, Employee shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning any member of the Rush Group of any of its directors or executive officers, including, but not limited to, management or communication style, methods of doing business, the quality of products and services, or role in the community. Employee further agrees to do nothing that would damage the business reputation or goodwill or the reputation of the Rush Group. The restrictions of this Section 10(d) shall not apply to truthful statements made in court, arbitration proceedings, or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the Employee’s reasonable belief and are not made in bad faith.

(e)    Protected Rights.

(1)    Employee understands that nothing contained in this Agreement or the Release Affirmation limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies or to engage in any future activities protected under whistleblower statutes.

(2)    Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a Government Agency or official thereof, either directly or indirectly, or to any attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, and without limiting the preceding sentence, if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(f)    Cooperation.

(1)    During the Employment Term and for three (3) years following the Separation Date, Employee agrees to reasonably cooperate with Rush Enterprises and the other members of the Rush Group: (A) concerning requests for information about the business of the Rush Group or Employee’s involvement and participation therein; (B) in connection with any investigation or review by any member of the Rush Group or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission); and (C) in connection with any formal or informal legal matters in which Employee is named as a party or of which Employee has specific and relevant knowledge or documents. Employee understands that he will receive no additional compensation for his cooperation (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Employee shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Employee may incur at the specific request of any member of the Rush Group.

(2)    Upon the request of Rush Enterprises, Employee shall complete a directors’ and officer’s questionnaire to facilitate the preparation and filing of Rush Enterprise’s annual proxy statement and periodic reports with the Securities and Exchange Commission.

Section 11.    Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 12.    Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 13.    Costs, Law, Admissions, Voluntary. Employee, Company and Rush Enterprises agree that in the event Employee, Company or Rush Enterprises breaches any provision of this Agreement, the breaching party shall pay all costs and attorney's fees incurred in conjunction with enforcement of this Agreement by the non-breaching party, to the extent permitted by law. This Agreement shall be interpreted under the laws of the State of Texas, both as to interpretation and performance. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

Section 14.    Arbitration. If a dispute arises out of or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation. Any controversy or dispute arising out of or relating to this Agreement not resolved by negotiation or mediation shall be resolved by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures, subject to the requirements of this section. The arbitration shall take place in San Antonio, Texas. The arbitrator(s) may not award punitive or other damages not measured by the prevailing party’s actual damages. Each party shall bear its own costs, fees, and expenses of arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration proceedings and award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award.

Section 15.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A (as separation pay due to an involuntary separation from service, a short-term deferral, or a settlement payment pursuant to a bona fide legal dispute, etc.) shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

Section 16.    Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

Section 17.    Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission or acknowledgement of any unlawful or improper act or conduct, or liability therefor, on the part of Employee or any member of the Rush Group.

Section 18.    Entire Agreement. This Agreement constitutes the entire understanding and agreement between Employee and the Company regarding the termination of Employee’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between Employee and any member of the Rush Group and all benefit plans of the Rush Group relating to the subject matter of this Agreement.

Section 19.    Survival. Upon expiration or termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Section 20.    Modifications. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

RUSH ADMINISTRATIVE SERVICES, INC.

Date: October 29, 2024	/s/ W.M. “Rusty” Rush
By: W.M. “Rusty” Rush
Title: Chief Executive Officer and President

RUSH ENTERPRISES, INC.

Date: October 29, 2024	/s/ W.M. “Rusty” Rush
By: W.M. “Rusty” Rush
Title: Chief Executive Officer and President

Date: October 29, 2024	/s/ Michael J. McRoberts
Michael J. McRoberts

Signature page to Senior Advisor Agreement

Exhibit A

RELEASE AFFIRMATION

Section 1.    Opportunity for Review; Acceptance.

Employee shall have until the twenty-first (21st) day following the Effective Date (the “Review Period”) to review and consider this Release Affirmation. To accept this Release Affirmation and the terms and conditions contained herein, Employee must execute and date this Release Affirmation where indicated below and return the executed copy of the Release Affirmation to the Company prior to the expiration of the Review Period, but no earlier than the Effective Date. Notwithstanding anything contained herein to the contrary, this Release Affirmation will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time Employee may further review and consider the Release Affirmation and revoke his acceptance of this Release Affirmation by notifying the Company in writing. To be effective, such revocation must be received no later than the last day of the Revocation Period. Provided that the Release Affirmation is timely executed and Employee has not timely revoked it, the eighth (8th) day following the date on which the Release Affirmation is executed and delivered to the Company shall be its effective date. In the event of Employee’s failure to timely execute and deliver this Release Affirmation or his subsequent revocation of this Release Affirmation during the Revocation Period, this Release Affirmation will be null and void and of no effect, and Employee shall not be entitled to any payments or benefits under the Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall include any and all payments and benefits otherwise owing to Employee thereunder following the Effective Date).

Section 2.    Affirmation of Release; ADEA Release.

(a)    Affirmation of General Release. Employee hereby extends and affirms his release of claims against the Releasees as set forth in Section 7 of the Agreement, as if made on the date on which he signs this Release Affirmation (the “Affirmation Date”), such that Employee hereby waives and releases all such claims arising through the Affirmation Date.

(b)    ADEA Release. In addition to the general release of claims affirmed in Section 2(a) above, Employee hereby waives and releases all claims that Employee ever had, now has, or may have against the Releasees by reason of facts or omissions that have occurred on or prior to the Affirmation Date arising under the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act (collectively, “ADEA,” a law that prohibits discrimination on the basis of age).

(c)    EEOC Investigations. Notwithstanding the generality of the foregoing, nothing in the Agreement shall prevent Employee from filing a charge or complaint against any Releasee with the Equal Employment Opportunity Commission to challenge the validity of the waiver of his claims under the ADEA contained in this Release Affirmation or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

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IN WITNESS WHEREOF, Employee has executed this Release Affirmation as of the date set forth below.

Michael J. McRoberts

Date:________________________

Signature page to Release Affirmation